Exhibit 10.24

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Certain portions of this exhibit (indicated by “####”) have been omitted pursuant to Regulation S-K, Item 601(a)(6).

FIRST AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT

This First Amendment to the Development and License Agreement (the “First Amendment”) is entered into this 1st of September 2018 (the “Effective Date”).

WHEREAS, RedPharm (Beijing) Biotechnology Co., Ltd. (“RedPharm”), having its principal place of business at Room 1806, Block A, Tower Two, Wangjing SOHO, Chaoyang District, Beijing, China; Medical Technology Associates II, Inc. (“MTA2”; collectively with RedPharm, “Licensees” and each a “Licensee”), having its principal place of business at 8 Cedar Point Road, Durham, New Hampshire 03824; and Nanomix, Inc. (“NANOMIX”), having its principal place of business at 1440 Stanford Avenue, Emeryville, California 94608 are parties to a Development and License Agreement entered into entered into on the 26th day of September, 2017 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement, as set forth herein,

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Section 3.1(c) of the Agreement is deleted in its entirety and amended and replaced as follows:

“(i) with respect to the People’s Republic of China, an exclusive, non-transferable license under the Licensed Technology to RedPharm to manufacture Elab Analyzers and Elab Cartridges in the People’s Republic of China for distribution within the Territory and/or for sale to NANOMIX as contemplated in Article 5 below and, (ii) additionally, with respect to the Territory other than the People’s Republic of China, a co-exclusive, non-transferable license under the Licensed Technology to RedPharm (co-exclusive with NANOMIX) to manufacture Elab Analyzers for distribution within the Territory and/or for sale to NANOMIX as contemplated in Article 5 below.”

2.	Section 3.6 of the Agreement is modified to add “(a)” between “Trade Secret Information.” and “NANOMIX” and to add new Sections (b) and (c), as follows:

“(b) In furtherance of its obligations and subject to the conditions set forth under Section (a) above and in recognition of requirements for product registration in the People’s Republic of China and elsewhere in the Territory and to comply with applicable law relating to the manufacture, distribution or sale of the Elab Analyzer Units and the Elab Cartridges, NANOMIX will promptly identify and make available to RedPharm (and update on a regular basis, no less frequently than monthly) Trade Secret Information as required in accordance with the provisions of Sections 1.13, 3.6(a), 5.2 and 5.3 hereof. NANOMIX also will provide to RedPharm on a regular basis (no less frequently than monthly) data and information regarding clinical and regulatory activities relating to the Elab Analyzer and the Elab Cartridges. To the extent that NANOMIX in its reasonable judgement deems any details relating to its Trade Secret Information or other proprietary information, it will describe such information generally to RedPharm and will inform RedPharm that certain details related thereto are not being provided to it. RedPharm may then, in its discretion, direct NANOMIX to provide such details to an agreed-upon neutral, independent third party expert jointly selected by the parties, the cost of the external party being shared, will evaluate such information and determine whether disclosure to RedPharm is reasonably necessary for RedPharm to obtain regulatory approval for the manufacture, distribution or sale of the Elab Analyzer or the Elab Cartridges. If the third party expert concludes that such disclosure to RedPharm is necessary, NANOMIX shall be required to provide such information to RedPharm. With respect to such information, RedPharm shall be subject to the confidentiality provisions of Article 7 hereof.”

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Certain portions of this exhibit (indicated by “####”) have been omitted pursuant to Regulation S-K, Item 601(a)(6).

“(c) In furtherance of its responsibilities under Article 2, RedPharm will promptly inform and make available to Nanomix on a regular basis data and information regarding product development, clinical and regulatory activities relating to the Elab Analyzer and the Elab Cartridges.”

3.	Section 4.1(d)(i) of the Agreement is deleted in its entirety and amended and replaced as follows:

“$#### (the “Elab Analyzer Manufacturing Milestone”) upon (A) transfer of instrument documentation relating to the manufacture of the Elab Analyzer Units, such documentation to include sufficient information pursuant to Section 3.6 hereof so as to enable RedPharm to (x) manufacture the Elab Analyzer Units in the Territory and (y) submit all relevant information relating to the manufacture of the Elab Analyzer Units required by any appropriate regulatory authority in the Territory with jurisdiction over the manufacture thereof, and (B) when Licensee internally manufactures, or contracts for the manufacture of, all or a substantial portion of at least ##### such analyzer units that are substantially similar in design, function and appearance to the Elab Analyzer Unit, and”

4.	The following paragraph is added at the end of Section 4.1(d):

“Notwithstanding the foregoing, the payment of the Elab Analyzer Manufacturing Milestone shall be subject to the following qualifications:

(i)	the Elab Analyzer Manufacturing Milestone will not be payable if RedPharm merely assembles Elab Analyzer Units, all or a substantial portion of whose components were manufactured by (A) third party vendors contracted by NANOMIX or (B) third party vendors selected by RedPharm and approved by NANOMIX, which approval will not be unreasonably withheld or delayed, in either instance where the analyzer units manufactured and assembled are not substantially similar in design, function and appearance to the Elab Analyzer Units (the “Modified Elab Analyzer”); and

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Certain portions of this exhibit (indicated by “####”) have been omitted pursuant to Regulation S-K, Item 601(a)(6).

(ii)	to the extent that RedPharm or third party vendors manufacture the Modified Elab Analyzer, NANOMIX shall be granted a fully paid up, non-royalty bearing license to develop, make, sell and distribute the Modified Elab Analyzer without limitation for use worldwide in the Excluded Human Field and for use in the Human Field only outside of the Human Territory.

5.	The initial paragraph of Section 4.2 of the Agreement is deleted in its entirety and amended and replaced as follows:

“Royalties. The Licensees will pay NANOMIX a royalty of #####% on Net Sales of Products; provided, however that if a Licensee develops or funds the development of a Product in their territory that is sold in the Human Field and Human Territory or in the Veterinary Field, the royalty on that specific Product within the Human Field and Human Territory shall be ####%. Notwithstanding the foregoing, the minimum royalty per single Elab Cartridge shall be $#### and per Elab Analyzer shall be $####.”

Section 4.2(a), (b), and (c) remain without modification.

6.	NANOMIX will promptly, and no later than 30 days from the date hereof, provide to the Licensees a schedule of all NANOMIX Patent Rights relating to the NANOMIX Technology, will update such schedule to reflect any material changes, and in no event less frequently than quarterly.

7.	Except as specifically provided for in this First Amendment, the terms of the Agreement shall be unmodified and shall remain in full force and effect. This First Amendment and the Agreement, including the exhibits attached thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes the provisions of the Confidential Binding Terms and Conditions between the parties dated May 25, 2018.

8.	This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

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Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Certain portions of this exhibit (indicated by “####”) have been omitted pursuant to Regulation S-K, Item 601(a)(6).

[Signature Page to First Amendment to Development and License Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective the date first set forth above.

REDPHARM (BEIJING)
BIOTECHNOLOGY CO., LTD.	NANOMIX, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

MEDICAL TECHNOLOGY

ASSOCIATES II, INC.

By:
Name:
Title:
Date: